EXHIBIT 10.52

QLIK TECHNOLOGIES INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (the “Plan”) applies to certain senior executives of Qlik Technologies Inc. and its affiliates (the “Company”) who are selected to participate (collectively, the “Executives”) and who meet certain eligibility requirements. Terms not otherwise defined in the text are defined below.

Eligibility.

This Plan makes severance benefits available only to Eligible Executives who are determined by the Company, in its sole and absolute discretion, to be eligible for such benefits. “Eligible Executives” are defined as individuals who meet the following criteria:

•	Those who are subject to a Covered Termination;

•	Are not entitled to severance or similar benefits under any other plan, arrangement or individualized written agreement, that together provide benefits that the Company, in its sole and reasonable discretion, determines to be of greater value than the benefits provided under this Plan;

•	Have executed a general release of claims in favor of the Company in a form provided by the Company (the “Release”), with such Release becoming effective in accordance with its terms no later than 60 days following a Covered Termination (the “Release Deadline”); and

•	Have agreed to comply with obligations set forth under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference.

Severance Payments and Benefits.

If an Eligible Executive experiences a Covered Termination, the Company will provide the Eligible Executive:

•	Base salary for a period of 12 months following the Covered Termination;

•	Pro rata annual bonus, determined on the basis of the number of days that the Eligible Executive was employed during the year in which the Covered Termination occurs, payable in a lump sum only to the extent that the applicable Eligible Executive and Company performance goals are deemed to have been satisfied for the applicable bonus period; and

•	COBRA premiums for continued coverage under the Company’s health, dental and vision plans for a period of 12 months; provided that an Eligible Executive timely elects continued coverage under COBRA and that no such payments are made following coverage by a subsequent employer.

Accelerated Vesting of Equity Awards.

If an Eligible Executive experiences a Covered Termination within 12 months following a Change in Control, then an Applicable Percentage, as defined below, of the Eligible Executive’s then-outstanding and unvested Equity Awards shall accelerate effective as of the date of the Eligible Executive’s Covered Termination. The calculation and attainment of performance-based vesting milestones for Equity Awards will remain subject to the agreement evidencing such Equity Awards or as set forth in Eligible Executive’s employment agreement. For purpose of this paragraph, “Applicable Percentage” means the percentage as set forth in Eligible Executive’s employment agreement or as otherwise approved by the Company’s Compensation Committee prior to a Change in Control.

Payment Timing.

The salary continuation payments above shall be paid in installments pursuant to the Company’s regularly scheduled payroll periods following the Covered Termination, and any installment payments that, in the absence of the requirement of the Release would have been paid between the Covered Termination and the Release Deadline shall be made together with the first installment payment that occurs following the Release Deadline, such that the duration of payments will not be affected by the timing of the effectiveness of the Release. Any pro-rated annual bonus amount shall be paid in a lump sum on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of the Covered Termination. In no event shall any Plan benefit (including the acceleration of Equity Awards) be provided prior to the Release Deadline.

Certain Reductions.

The Company, in its sole discretion, shall have the authority to reduce an Eligible Executive’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Executive by the Company that become payable in connection with the Eligible Executive’s termination of employment pursuant to (i) any applicable legal requirement, “garden leave,” or similar period mandated under the employment laws in the jurisdiction where the Eligible Executive is providing services; (ii) a written employment or severance agreement with the Company; or (iii) any Company policy or practice providing for the Eligible Executive to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Executive’s employment. This Plan shall not supersede any individually negotiated and signed employment contract or agreement, or any written plans that are not of general application, and any Eligible Executive’s severance benefit will shall be governed by the terms of such individually negotiated employment contract, agreement, or written plan, and shall be governed by this Plan only to the extent that the foregoing reduction does not entirely eliminate benefits under this Plan.

Termination of Benefits.

An Eligible Executive’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Executive is receiving benefits hereunder, the Eligible Executive fails to comply with obligations under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference.

Parachute Payments.

Except as otherwise provided in an agreement between an Eligible Executive and the Company, if any payment or benefit the Eligible Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Code Section 409A, and the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.

No Employment Agreement.

Nothing contained in this Plan shall be construed as a contract of employment between the Company and any executive, as a right of any employee to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any of its executives with or without cause. Furthermore, nothing contained in this Plan shall be construed as entitling any terminated executive to severance pay or other benefits unless that executive is eligible for, and meets all requirements for, specific severance benefits described in accordance with the terms of this Plan.

Governing Law.

This Plan shall be subject to, and governed by, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein.

Tax Matters.

If an Eligible Executive is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Code Section 409A(a)(2)(B)(i) on the date of a Covered Termination, then any salary continuation payments above (the “Salary Payments”) shall be delayed until the date that is six months after the date of the Covered Termination (such date, the “Delayed Payment Date”), and the Company shall (A) pay to the Eligible Executive a lump sum amount equal to the sum of the Salary Payments that otherwise would have been paid to the Eligible Executive on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Salary Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. Notwithstanding the foregoing, (i) Salary Payments scheduled to be paid from the date of a Covered Termination through March 15th of the calendar year following such termination shall be paid to the maximum extent permitted pursuant to the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4); (ii) Salary Payments scheduled to be paid that are not paid pursuant to the preceding clause (i) shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation § 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any Salary Payments that are not paid pursuant to either the preceding clause (i) or the preceding clause (ii) shall be subject to delay, if necessary, as provided in the previous sentence. Except to the extent that payments may be delayed until the Delayed Payment Date, on the first regularly scheduled payroll period following the release described above, the Company will pay the Eligible Executive the Salary Payments the Eligible Executive would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the release described above, with the balance of the Salary Payments being paid as otherwise provided herein. All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation § 1.409A-2(b)(2). All payments hereunder are subject to applicable withholding for federal, state and local taxes.

Definitions.

“Cause” has the definition set forth in the Company’s 2010 Omnibus Equity Incentive Plan.

“Change in Control” has the definition set forth in the Company’s 2010 Omnibus Equity Incentive Plan as in effect and as amended from time to time, provided and only if such a transaction also qualifies as a change in control event within the meaning of Code Section 409A(a)(2)(A)(v).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, and analogous provisions of state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Termination” means a voluntary termination of employment with the Company resulting in a Separation by an Executive after one of the following is undertaken without the Executive’s written consent: (i) a reduction by 10% or more of the Executive’s aggregate level of base salary and target bonus, excluding for this purpose any across-the-board reductions in base salary generally applicable to all similarly situated Company employees; (ii) a material diminution in the Executive’s authority, duties or responsibilities; provided, however, that mere changes in title, reporting relationships, or an assignment to a new supervisor shall not by itself constitute Constructive Termination; (iii) the Company’s requirement that the Executive relocate his or her principal residence in order to continue fulfilling the Executive’s job responsibilities for the Company only if (a) in connection with such relocation, the Company does not provide the Executive with commercially reasonable relocation assistance or (b) such relocation would result in an undue personal hardship for the Executive and/or the Executive’s family; (iv) a material breach by the Company of any of the material provisions of an agreement with the Executive; or (v) a failure or refusal of any successor company to assume the obligations of the Company under an agreement with the Executive. A termination shall not be a Constructive Termination unless the Executive gives the Company written notice of such condition within 90 days after such condition first comes into existence, the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice and the termination date occurs no later than 12 months after the condition giving rise to Constructive Termination first came into existence.

“Covered Termination” means the occurrence in connection with or following a Change in Control of either (x) an Involuntary Termination Without Cause or (y) a Constructive Termination. Termination of employment of an Executive due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Executive immediately prior to the Executive’s death or disability would have qualified as a Constructive Termination.

“Equity Awards” means stock options, stock appreciation rights, restricted shares, stock units, or performance stock units granted under the Company’s equity incentive plans.

“Involuntary Termination Without Cause” means an Executive’s involuntary termination of employment by the Company resulting in a Separation for a reason other than Cause.

“Separation” means a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h), without regard to any permissible alternative definition thereunder.

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